Exhibit 77M to NSAR dated June 30, 1997

Mosaic Equity Trust

(a)  Matters regarding the mergers of:

Bascom Hill Investors, Inc., 811-2825
into Mosaic Investors Fund, a series of Mosaic Equity Trust

and

Bascom Hill BALANCED Fund, Inc., 811-4825 into Mosaic Balanced Fund, a series of Mosaic Equity Trust

(b) On April 1, 1997, the Directors of Bascom Hill BALANCED Fund, Inc., 1940 Act Registrant File Number 811-4825, and Bascom Hill Investors, Inc., 1940 Act Registrant File Number 811-2825 (together, the "Bascom Hill funds"), approved the execution of respective Agreements and Plans of Merger with Mosaic Equity Trust (then known as GIT Equity Trust) whereby Mosaic Balanced Fund (then known as GIT Equity Income Portfolio) would assume all of the outstanding assets and liabilities of Bascom Hill BALANCED Fund, Inc. and Mosaic Investors Fund (then known as GIT Select Growth Portfolio) would assume all of the outstanding assets and liabilities of Bascom Hill Investors, Inc. The Trustees of Mosaic Equity Trust and the respective Bascom Hill fund Directors resolved that the mergers be approved, that such mergers were in the best interests of shareholders of the acquiring and selling funds and that no shareholder's interests would be diluted as a result of the mergers.

On or about May 1, 1997, Prospectus/Proxy Statements (Forms N-14) were delivered to each Bascom Hill fund shareholder so that the merger could be voted and approved by shareholders in accordance with Wisconsin law. On May 28, 1997, the Annual Meetings of Shareholders of Bascom Hill Investors, Inc. and Bascom Hill BALANCED Fund, Inc. were held at 4:00 p.m. in Madison, Wisconsin. The shareholders of each respective fund approved the merger of their fund with Mosaic Equity Trust Investors Fund and Balanced Fund, respectively, in accordance with the applicable Prospectus/Proxy Statement dated May 1, 1997. Of the 741,199.383 outstanding shares of Bascom Hill Investors, Inc., 430,831.055 voted in favor of the merger (58.13%), 8.13% in excess of the amount required to approve the merger. Of the 464,095.648 outstanding shares of Bascom Hill BALANCED Fund, Inc., 274,747.791 voted in favor of the merger (59.2%), 9.2% in excess of the amount required to approve the merger.

The mergers were accomplished on June 13, 1997. The Balanced Fund series of Mosaic Equity Trust and the Investors Fund series of Mosaic Equity Trust are the legal survivors of the mergers.

For accounting purposes, in light of the relatively greater size of the Bascom Hill funds and a number of other factors set forth in detail in the Prospectus and Proxy Statements dated May 1, 1997 filed by Mosaic Equity Trust, the Bascom Hill funds were the accounting survivors of the mergers and their financial data prior to the mergers are set forth in this Form NSAR where appropriate.

In light of the mergers which were completed on June 13, 1997, Bascom Hill Investors, Inc., has ceased to be an investment company. Likewise, Bascom Hill BALANCED Fund, Inc. has ceased to be an investment company.